Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
FOURTEEN AND FIFTY-THREE WEEK PERIODS ENDED FEBRUARY 2, 2013

Minneapolis, MN, March 13, 2013 - Christopher & Banks Corporation (NYSE: CBK), a specialty women's apparel retailer, today reported results for the fourteen week and fifty-three week periods ended February 2, 2013.*

Results for the Fourteen Week Period Ended February 2, 2013

•
Net sales totaled $116.0 million, as compared to $105.6 million in the thirteen weeks ended January 28, 2012. Approximately $5.1 million of net sales was attributable to the fourteenth week in the fourth quarter of fiscal 2012. During the quarter, the Company operated an average of 124, or 17%, fewer stores than during the comparable period last year.

•	Same-store sales increased 18.5% in the fourteen weeks ended February 2, 2013, as compared to the fourteen weeks ended February 4, 2012.

•
Operating loss totaled $4.0 million for the fourteen week period ended February 2, 2013. Operating loss was $53.6 million for the thirteen weeks ended January 28, 2012, which included $21.2 million of restructuring and impairment charges.

•
Net loss for the fourteen week period ended February 2, 2013 totaled $4.1 million, or ($0.11) per share. Net loss for the thirteen weeks ended January 28, 2012 totaled $53.2 million, or ($1.50) per share, which loss included $21.2 million of impairment and restructuring charges.

LuAnn Via, President and Chief Executive Officer, commented, “We are delighted with the continued momentum in our business in the fourth quarter due to the ongoing execution of our strategic initiatives. Our customers responded very favorably to our well-balanced merchandise offering, improved value proposition and enhanced marketing programs. I'm proud of the work our team has done; however, we are only in the fourth inning, and we intend to continue to build upon this foundation to drive sustainable long-term sales and earnings growth.”

_______________

*
As previously announced, the Company changed its fiscal year-end to the Saturday closest to the end of January, from the Saturday nearest to the end of February, to better align the Company's financial reporting periods with its operational cycle and with other specialty retail companies. In this release, except as otherwise noted, financial results for the fourteen and fifty-three week periods ended February 2, 2013 are compared to the thirteen week period and the fifty-two week period ended January 28, 2012, respectively.

Results for the Fifty-Three Weeks Ended February 2, 2013

•	Net sales totaled $430.3 million and same-store sales increased 5.7%, compared to the fifty-three week period ended February 4, 2012.

•
Operating loss totaled $16.0 million and included a benefit of $5.2 million, or $0.15 per share, related to restructuring charges. Operating loss was $82.1 million for the fifty-two week period ended January 28, 2012, which loss included $21.2 million of impairment and restructuring charges, or ($0.59) per share.

•
Net loss for the fifty-three week period totaled $16.1 million, or ($0.45) per share, including the $0.15 per share benefit related to the restructuring charges mentioned above, and a negative effective tax rate of 0.6%, which is significantly lower than the statutory rate due to the Company's continued maintenance of a full valuation allowance against its deferred tax assets. This compares to a net loss of $81.4 million, or ($2.29) per share, for the fifty-two weeks ended January 28, 2012.

Balance Sheet Highlights and Capital Expenditures
Cash and cash-equivalents totaled $40.7 million as of February 2, 2013. Inventory per store, excluding in-transit and e-Commerce inventory, increased approximately 21% on a per-store basis as of February 2, 2013, as compared to January 28, 2012. For the fifty-three week period ended February 2, 2013, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $3.6 million.

Real Estate
As part of the Company's real estate restructuring efforts, all 103 stores identified for closure during the transition period ended January 28, 2012 were closed as of July 28, 2012. The Company closed 30 additional stores in the normal course of business during the fourteen weeks ended February 2, 2013. The Company also converted thirteen dual stores back into Christopher & Banks stores during the fourteen weeks ended February 2, 2013.

Outlook for the 2013 First Quarter and Fiscal Year
For the first quarter of fiscal 2013, the Company expects:

•	same-store sales to increase in the low twenty percent range;

•
approximately 800 to 900 bps of gross margin improvement, as compared to the comparable prior year period, due in approximately equal parts to improved merchandise margins and positive leverage on occupancy expense, based on store closings and rent restructurings;

•	SG&A dollars to grow due to increased investments in marketing and store payroll, albeit at a slower pace than the anticipated net sales growth; and

•	inventory levels to be in-line with the Company's anticipated increase in same-store sales.
For the 2013 fiscal year, the Company expects:

•	capital expenditures to be approximately $9 million;

•	to recognize a nominal amount of tax expense, as the Company's tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013; and

•	average store count to be down 11% for the first quarter and 8% for the fiscal year, as compared to the comparable prior year period.

Conference Call Information
The Company will discuss its fourth quarter and full year results in a conference call scheduled for today, March 13, 2013, at 4:30 p.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until April 13, 2013. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until March 20, 2013. This call may be accessed by dialing (877) 870-5176 and using the passcode 9601469.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women's clothing. As of March 13, 2013, the Company operates 605 stores in 44 states consisting of 381 Christopher & Banks stores, 158 stores in its women's plus size clothing division CJ Banks, 41 dual stores and 25 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women's Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements that the Company expects: (i) same-store sales for the first quarter to increase in the low twenty percent range; (ii) approximately 800 to 900 bps of gross margin improvement in the first quarter, as compared to the prior year period, due in approximately equal parts to improvement in merchandise margins and positive leverage on occupancy expense, based on store closings and rent restructurings; (iii) SG&A dollars to grow in the first quarter as the Company increases its investments in marketing and store payroll, albeit at a slower pace than the anticipated increase in same-store sales; (iv) inventory levels in the first quarter to be in-line with the Company's anticipated net sales growth; (v) capital expenditures to be approximately $9 million for the fiscal year; (vi) to recognize a nominal amount of tax expense in the fiscal year, as the Company's tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013; and (vii) average store count to be down 11% for the first quarter and 8% for the fiscal year, as compared to the comparable prior year period. These statements are based on management's current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company's fashions, including its seasonal fashions; (iii) the ability of the Company's infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company's brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company's strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women's apparel; (viii) fluctuations in the levels of the Company's sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company's Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Company's website under “Investor Relations” and you are urged to carefully consider all such factors.

###

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENTS OF OPERATIONS(1)
(in thousands, except per share data)

	Fourteen	Thirteen	Nine	Fifty-Three	Fifty-Two	Forty-Eight
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 2,	January 28,	January 28,	February 2,	January 28,	January 28,
	2013	2012	2012	2013	2012	2012

Net sales	$115,981	$105,647	$68,838	$430,302	$436,182	$412,796

Costs and expenses:
Merchandise, buying and occupancy	81,008	98,169	65,640	303,680	333,288	311,925
Selling, general and administrative	34,778	35,335	23,772	129,153	141,825	131,259
Depreciation and amortization	4,211	4,521	3,043	18,595	21,991	20,202
Impairment and restructuring	—	21,183	8,978	(5,161)	21,183	21,183
Total costs and expenses	119,997	159,208	101,433	446,267	518,287	484,569

Operating loss	(4,016)	(53,561)	(32,595)	(15,965)	(82,105)	(71,773)

Other expense (income)	110	(86)	(66)	14	(360)	(324)

Loss before income taxes	(4,126)	(53,475)	(32,529)	(15,979)	(81,745)	(71,449)

Income tax (benefit) provision	(76)	(251)	(798)	97	(390)	(387)

Net loss	$(4,050)	$(53,224)	$(31,731)	$(16,076)	$(81,355)	$(71,062)

Basic loss per share:

Net loss	$(0.11)	$(1.50)	$(0.89)	$(0.45)	$(2.29)	$(2.00)

Basic shares outstanding	35,883	35,581	35,582	35,694	35,547	35,554

Diluted loss per share:

Net income loss	$(0.11)	$(1.50)	$(0.89)	$(0.45)	$(2.29)	$(2.00)

Diluted shares outstanding	35,883	35,581	35,582	35,694	35,547	35,554

Dividends per share	$—	$—	$—	$—	$0.18	$0.18

(1)
In January 2012, the Company changed its fiscal year end to the Saturday closest to the end of January from the Saturday closest to the end of February. The Company has provided financial results for the thirteen and fifty-two weeks ended January 28, 2012 on a comparable basis to the fourteen and fifty-three weeks ended February 2, 2013. The Company's prior year fourth quarter and full fiscal year included the nine and forty-eight weeks ended January 28, 2012.

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE BALANCE SHEETS
(in thousands)

	February 2,	January 28,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$40,739	$40,782
Short-term investments	—	7,660
Merchandise inventories	42,704	39,455
Other current assets	10,858	8,126
Total current assets	94,301	96,023

Property, equipment and improvements, net	41,230	56,443

Other assets:
Long-term investments	—	13,284
Other	401	266
Total other assets	401	13,550

Total assets	$135,932	$166,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable(1)	$22,586	$19,466
Accrued salaries, wages and related expenses	4,217	5,831
Accrued liabilities(1)	23,410	25,566
Total current liabilities	50,213	50,863

Non-current liabilities:
Deferred lease incentives	5,665	10,546
Deferred rent obligations	2,959	5,294
Lease termination liabilities	—	8,032
Other accrued liabilities	1,629	1,919
Total non-current liabilities	10,253	25,791

Stockholders' equity:
Common stock	467	458
Additional paid-in capital	119,632	117,399
Retained earnings	68,078	84,154
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income	—	62
Total stockholders' equity	75,466	89,362

Total liabilities and stockholders' equity	$135,932	$166,016

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENTS OF CASH FLOWS
(in thousands)

	Fifty-Three	Forty-Eight
	Weeks Ended	Weeks Ended
	February 2,	January 28,
	2013	2012
Cash flows from operating activities:
Net loss	$(16,076)	$(71,062)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	18,595	20,202
Impairment of store assets	424	11,445
Amortization of premium on investments	(444)	74
Amortization of financing costs	35	—
Deferred lease related liabilities(1)	(7,216)	(6,599)
Stock-based compensation expense	2,308	2,770
Loss on disposal of assets	52	106
Gain on investments, net	(76)	(122)
Changes in operating assets and liabilities:
Decrease in accounts receivable	19	318
Increase in merchandise inventories	(3,249)	(244)
Increase in prepaid expenses and other current assets	(3,535)	(1,300)
Decrease in income taxes receivable	783	5,113
Decrease in other assets	180	48
Increase in accounts payable(1)	2,952	4,369
(Decrease) increase in accrued liabilities(1)	(3,871)	1,583
(Decrease) increase in lease termination liabilities	(8,032)	8,032
Decrease in other liabilities	(290)	(613)
Net cash used in operating activities	(17,441)	(25,880)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(3,623)	(11,742)
Proceeds from sale of furniture, fixtures and equipment	35	143
Purchases of available-for-sale investments	—	(35,713)
Redemptions of available-for-sale investments	21,403	76,827
Net cash provided by investing activities	17,815	29,515

Cash flows from financing activities:
Financing costs	(350)	—
Shares redeemed for payroll taxes	(67)	(139)
Dividends paid	—	(6,426)
Net cash used in financing activities	(417)	(6,565)

Net decrease in cash and cash equivalents	(43)	(2,930)
Cash and cash equivalents at beginning of period	40,782	43,712
Cash and cash equivalents at end of period	$40,739	$40,782

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.